Exhibit 99.1

[B/E AEROSPACE LOGO]                             News Release
#03-02                                           CONTACT:
                                                 Max Kuniansky
                                                 Director of Investor Relations
                                                 B/E Aerospace, Inc.
                                                 (561) 791-5000 ext. 1440
                                                 max_kuniansky@beaerospace.com

                    B/E AEROSPACE AMENDS BANK CREDIT FACILITY
                    -----------------------------------------

         WELLINGTON, FL, January 23, 2003 - B/E Aerospace, Inc. (Nasdaq: BEAV) today announced that it has amended its bank credit agreement.

         The amended agreement provides for:

         o A credit facility of $135 million, decreasing to $120 million as of December 2004, representing principal amortization of $15 million on January 23, 2003 and an additional $15 million on December 31, 2004,

         o no further principal repayments until the bank credit facility expires in August 2006, and

         o an interest rate ranging from 200 to 350 basis points over the Eurodollar rate as defined in the agreement, depending on the degree of leverage. The current rate is 4.5 percent.

    Key financial covenants include:

         o a leverage ratio ranging from 7.50 to 8.25 times EBITDA (as defined) during 2003, decreasing to 6.00 to 1 at December 31, 2004 with scheduled decreases thereafter, and

         o    interest coverage of 1.25 to 1 during calendar 2003, increasing to
              2.00 to 1 during 2005, and scheduled increases thereafter.

    Other provisions include limitations on the incurrence of additional senior debt, as well as limitations on investments and acquisitions. There were no significant changes to other key provisions of the credit agreement.

         "We believe the amended credit agreement provides the company with significant operating flexibility," said Mr. Thomas P. McCaffrey, Senior Vice President and Chief Financial Officer of B/E Aerospace. "We are pleased to have completed the amendment process in a timely manner."


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    On November 23, 2002 B/E had outstanding borrowings of $144.0 million under the facility, letters of credit totaling $5.6 million and cash and cash equivalents of $130.4 million. JPMorgan Chase Bank is the administrative agent under the credit agreement.

    This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve risks and uncertainties. B/E's actual experience may differ materially from that anticipated in such statements. Factors that might cause such a difference include those discussed in B/E's filings with the Securities and Exchange Commission, including but not limited to its most recent proxy statement, Form 10-K and Form 10-Q. For more information, see the section entitled "Forward-Looking Statements" contained in B/E's Form 10-K and in other filings.

         B/E Aerospace, Inc. is the world's leading manufacturer of aircraft cabin interior products, and a leading aftermarket distributor of aircraft component parts. With a global organization selling directly to the world's airlines, B/E designs, develops and manufactures a broad product line for both commercial aircraft and business jets and provides cabin interior design, reconfiguration and conversion services. Products for the existing aircraft fleet -- the aftermarket -- provide almost two-thirds of sales. For more information, visit B/E's website at www.beaerospace.com.

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